Exhibit 99.1

Moleculin Reports Full Year 2024 Financial Results and Provides Corporate Update

–Continued progress in pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) toward first subject treated, on track to take place in the first quarter of 2025

–Multiple subjects currently being screened in first MIRACLE site activated

– Initial data readout of the Phase 3 MIRACLE trial expected in the second half of 2025

– Company to host conference call and webcast today, Monday, March 24th at 8:30 AM ET

HOUSTON, March 24, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viruses, today reported its financial results for the fiscal year ended December 31, 2024. As previously announced, the Company will host a conference call and live audio webcast to discuss the operational and financial results at 8:30 AM ET on Monday, March 24, 2025 (details below).

“This last year proved to be a very productive and substantial year for Moleculin. We believe that we continue to successfully execute on activities for our MIRACLE trial, supported by a growing body of positive preliminary data and encouraging interactions with FDA and clinical sites,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Looking ahead, we look forward to an exciting year with a number of potential value-driving milestones expected in the coming months. Importantly, with the clinical and regulatory progress made to date, we still expect to unblind preliminary data from the first 45 subjects in the second half of this year. Our team is dedicated to advancing the development of Annamycin and we look forward to providing additional updates.”

Recent Highlights

●	Expanded global exclusivity for Annamycin with Notice of Intent to Grant for the European patent application titled, “Method of Reconstituting Liposomal Annamycin“;
●	Received positive FDA guidance for acceleration of its registration-enabling MIRACLE trial for R/R Acute Myeloid Leukemia (AML) resulting in a smaller number of subjects in MIRACLE;
●	Received first country regulatory approval in Europe to begin enrolling for the MIRACLE trial;
●	Received US Institutional Review Board (IRB) approval for pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) and engaged a leading contract research organization (CRO); and,
●	Announced new preclinical findings demonstrating significant activity of Annamycin in Venetoclax resistant AML model.

Clinical Development Update

Relapsed or Refractory (R/R) Acute Myeloid Leukemia (AML)

The Company is currently evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) in a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be global, including sites in the US, Europe and the Middle East.

The MIRACLE study is a Phase 2B/3 clinical trial whereby data from the 2B portion will be combined with the Phase 3 portion. MIRACLE is subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, utilizes an adaptive design whereby the first 75 to 90 subjects will be randomized (1:1:1) in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, which Annamycin doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting. The amended protocol allows for the unblinding of preliminary primary efficacy data (Complete Remission or CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (at 75 to 90 subjects). The first early unblinding will yield 30 subjects with Annamycin (190mg/m2 and 230/m2) and HiDAC and 15 subjects with just HiDAC. The Company expects to reach the first unblinding (45 subjects) in the second half of 2025, in addition to the second unblinding, which is expected in the first half of 2026. This accelerated estimated timeline is due to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

Early activities include: Multiple first subjects in Ukraine are being screened and we expect to begin treatment by the end of March; Corresponding ethic committee approvals were received recently in Georgia and Egypt with the appropriate regulatory approvals remaining; and, multiple site evaluation and initiation visits are occurring and/or being scheduled.

For Part B of the trial, approximately 220 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative. For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756.

Expected Milestones for Annamycin AML Development Program

●	1Q – 3Q 2025 – Update on MIRACLE trial site selection/approvals by countries
●	1Q 2025 – First subject enrolled and treated in MIRACLE trial
●	2025 – Recruitment update for MIRACLE trial
●	2H 2025 – Data readout (n=45) unblinded efficacy/safety review
●	2H 2025 – 2026 – Impact of data readout (n=45) on regulatory pathway; Recruitment update
●	1H 2026 – Interim efficacy and safety data (n=~75-90) unblinded and Optimum Dose set for MIRACLE trial
●	2027 – Begin enrollment of 3rd line subjects in MIRACLE2
●	2027 – Enrollment ends in 2nd line subjects
●	2028 – Primary efficacy data for 2nd line subjects in MIRACLE
●	2028 – Begin submission of a Rolling New Drug Application (NDA) for the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE
●	2028 – Primary efficacy data for 2nd line subjects
●	2028 – Rolling NDA submission begins

Soft Tissue Sarcoma (STS) Lung Metastases

As previously announced, the Company completed enrollment in the Phase 2 portion of its U.S. Phase 1B/2 clinical trial evaluating Annamycin as monotherapy for the treatment of soft tissue sarcoma lung metastases. Subjects who had stable disease at the time of study discontinuation were followed for progression free response and overall survival. The clinical study report is finalized but not yet filed and is expected to be released by the end of April 2025.

Expected Milestones for Annamycin STS Lung Mets Development Program

●	1H 2025 – Final MB-107 data readout
●	2025 – Identify next phase of development / pivotal IIT (investigator-initiated-trial) program

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

Summary of Financial Results for the Full Year 2024

Research and development (R&D) expense was $17.7 million and $19.5 million for the years ended December 31, 2024 and 2023, respectively. The decrease in R&D of $1.8 million is mainly related to the $1.5 million WPD sublicense termination in 2023, which enabled the reacquisition of our intellectual property rights in certain territories, including parts of the European Union.

General and administrative (G&A) expenses were $8.8 million and $10.0 million for the years ended December 31, 2024 and 2023, respectively. The decrease in G&A of $1.2 million was mainly attributable to a decrease in regulatory and legal services, and consulting & advisory fees.

As of December 31, 2024, the Company had cash and cash equivalents of $4.3 million. The Company believes that the existing cash and cash equivalents as of December 31, 2024, along with $9.3 million in gross proceeds received as part of the February 2025 financing activities will be sufficient to fund our planned operations into the third quarter of 2025.

Conference Call and Webcast

Moleculin management will host its quarterly conference call and webcast for investors, analysts, and other interested parties on Monday, March 24, 2024 at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live audio webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the achievements of each of the milestones in this press release. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	December 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$4,278	$23,550
Prepaid expenses and other current assets	916	2,723
Total current assets	5,194	26,273
Furniture and equipment, net	159	272
Intangible assets	11,148	11,148
Operating lease right-of-use asset	424	524
Total assets	$16,925	$38,217

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$5,359	$6,815
Total current liabilities	5,359	6,815
Operating lease liability - long-term, net of current portion	358	474
Warrant liability - long term	5,229	4,855
Total liabilities	10,946	12,144
Total stockholders' equity	5,979	26,073
Total liabilities and stockholders' equity	$16,925	$38,217

Unaudited Condensed Consolidated Statements of Operations
	Year Ended December 31,
(in thousands, except share and per share amounts)	2024	2023
Revenues	$-	$-
Operating expenses:
Research and development	17,729	19,487
General and administrative and depreciation and amortization	8,912	10,144
Total operating expenses	26,641	29,631
Loss from operations	(26,641)	(29,631)
Other income:
Gain (loss) from change in fair value of warrant liability	6,125	(1,044)
Transaction costs allocated to warrant liabilities	(993)	(510)
Loss on issuance of warrant liabilities	(847)	-
Other income, net	43	48
Interest income, net	550	1,368
Net loss	(21,763)	(29,769)

Net loss per common share - basic and diluted	$(6.32)	$(15.07)
Weighted average common shares outstanding - basic and diluted	3,442,997	1,975,610